Exhibit 4.2

Third Point Re (USA) Holdings Inc.,

as Issuer

Third Point Reinsurance Ltd.,

as Parent Guarantor

The Bank of New York Mellon,

as Trustee

First Supplemental Indenture

Dated as of February 13, 2015

(Supplement to the Senior Indenture dated as of February 13, 2015)

7.00% Senior Notes due 2025

This First Supplemental Indenture (this “Supplemental Indenture”), dated as of February 13, 2015, is entered into by and among Third Point Re (USA) Holdings Inc., a Delaware corporation, as issuer (the “Company”), Third Point Reinsurance Ltd., a Bermuda exempted company, as guarantor (the “Parent Guarantor”), and The Bank of New York Mellon, as trustee (the “Trustee”);

RECITALS:

The Company and the Parent Guarantor have executed and delivered to the Trustee a Senior Indenture, dated as of February 13, 2015 (the “Base Indenture”), providing for the issuance from time to time of the Company’s unsecured notes or other evidences of Indebtedness, to be fully and unconditionally guaranteed by the Parent Guarantor (herein and therein called the “Securities”), to be issued in one or more series as provided in the Base Indenture.

Section 901(4) of the Base Indenture permits the Company, the Parent Guarantor and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form and terms of any series of Securities without notice to or consent of any Holder of any Securities. Section 301 of the Base Indenture permits the form of Securities of any series to be established in an indenture supplemental to the Base Indenture.

Pursuant to Sections 301 and 303 of the Base Indenture, the Company desires to provide for the establishment of a new series of Securities under the Base Indenture, the form and substance of such series of Securities and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture.

All conditions and requirements necessary to make this Supplemental Indenture, when executed and delivered, a valid agreement of the Company and the Parent Guarantor, respectively, in accordance with its terms, have been performed and filled.

NOW, THEREFORE, WITNESSETH:

For and in consideration of the premises and the purchase of the Securities established by this Supplemental Indenture by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all such Holders, as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section 1.1 Relation to Base Indenture. This Supplemental Indenture constitutes a part of the Base Indenture (the provisions of which, as modified through this Supplemental Indenture, shall apply to the series of Securities established by this Supplemental Indenture) but, except as expressly provided herein, shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or, except as expressly provided herein, modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

Section 1.2 Definitions. For all purposes of this Supplemental Indenture, the capitalized terms used herein (i) which are defined in this Section 1.2 have the respective meanings assigned hereto in this Section 1.2 and (ii) which are defined in the Base Indenture (and which are not defined in this Section 1.2) have the respective meanings assigned thereto in the Base Indenture. For all purposes of this Supplemental Indenture:

(a) Unless the context otherwise requires, any reference to an Article or Section refers to an Article or Section, as the case may be, of this Supplemental Indenture;

(b) The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(c) The terms defined in this Section 1.2(c) have the meanings assigned to them in this Section and include the plural as well as the singular.

“A.M. Best” means A.M. Best Company, Inc. and its successors.

“beneficial ownership” has the meaning assigned to such term under Rules 13d-3 and 13d-5 under the Exchange Act.

“Capitalization Ratio Decrease Event” has the meaning set forth in Section 2.1(d).

“Capitalization Ratio Triggering Event” has the meaning set forth in Section 2.1(d).

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Specified Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Capitalization” means, as of any date of determination, the sum of Consolidated Total Long-Term Indebtedness plus Net Worth.

“Change of Control” means the occurrence of any of the following:

(i) any Person, other than one or more Permitted Holders, becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting securities of the Parent Guarantor (provided that any voting securities of which any Permitted Holder is the beneficial owner shall not in any case be included in any voting securities of which any such Person is the beneficial owner); or

(ii) the Parent Guarantor sells or transfers, in one or a series of related transactions, all or substantially all of its assets to, another Person (other than one or more Permitted Holders) and any Person, other than one or more Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting securities of the transferee Person in such sale or transfer of assets, as the case may be (provided that (x) so long as such transferee Person is a Subsidiary of a parent Person, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the voting securities of such transferee Person unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the voting securities of such parent Person and (y) any voting securities of which any Permitted Holder is the beneficial owner shall not in any case be included in any voting securities of which any such Person is the beneficial owner).

“Change of Control Offer” has the meaning set forth in Section 2.4(a).

“Change of Control Payment Date” has the meaning set forth in Section 2.4(a).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by a Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issuances of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the arithmetic average of three Reference Treasury Dealer Quotations for such Redemption Date obtained by the Company or the Parent Guarantor after excluding the highest and the lowest of five Reference Treasury Dealer Quotations, (B) if more than one but fewer than five such Reference Treasury Dealer Quotations is provided, the arithmetic average of such quotations, or (C) if the Company or the Parent Guarantor obtains only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Consolidated Total Long-Term Indebtedness” means, as of any date of determination, an amount equal to the aggregate principal amount of outstanding Long-Term Indebtedness of the Parent Guarantor and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP (excluding items eliminated in consolidation).

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary.

“default” means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the Notes.

“Downgrade Event” has the meaning set forth in Section 2.1(d).

“Fitch” means Fitch Ratings, Inc., a subsidiary of Fimalac, S.A., and its successors.

“GAAP” means, with respect to the Notes, generally accepted accounting principles in the United States of America as in effect on the Original Issue Date of the first issuance of the Notes, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Guarantee Obligations” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person; provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary.

“investment grade” means a rating equal to or higher than bbb- by A.M Best (or its equivalent under any successor rating category of A.M. Best), Baa3 by Moody’s (or its equivalent under any successor rating category of Moody’s), BBB- by S&P (or its equivalent under any successor rating category of S&P), BBB- by Fitch (or its equivalent under any successor rating category of Fitch), or its equivalent by any other Rating Agency.

“Interest Payment Date” has the meaning set forth in Section 2.1(d).

“Interest Period” has the meaning set forth in Section 2.1(d).

“Loeb Affiliate” means Daniel S. Loeb, any Person controlled by him, or any trust established for Mr. Loeb’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case so long as he is alive, and, upon his death or incapacity, any Person who shall, as a result of Mr. Loeb’s death or incapacity, become a beneficial owner of the Parent Guarantor’s voting securities by operation of a trust, by will or the laws of descent and distribution or otherwise by operation of law.

“Long-Term Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of Indebtedness of such Person for borrowed money;

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed);

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v) all Capitalized Lease Obligations of such Person; and

(vi) all Guarantee Obligations of such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person;

in each case, having a Specified Maturity of not less than one year from such date of determination; provided, however, that notwithstanding the foregoing, Long-Term Indebtedness shall be deemed not to include (i) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of deposit liability accounting in respect of contracts that do not transfer sufficient insurance risk to be accounted for as reinsurance; (ii) amounts due to brokers that would appear as a liability on a balance sheet prepared in accordance with GAAP and (iii) Hedging Obligations.

“Management Investors” means the management members, officers, directors, employees and other members of the management of, or Persons performing an equivalent function with respect to, the Parent Guarantor or any of its Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of Permitted Holders, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined by the Guarantor’s Board of Directors, whose determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, securities of the Parent Guarantor or any of its Subsidiaries.

“Maturity Date” has the meaning set forth in 2.1(c).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Net Worth” means, as of any date of determination, the shareholders’ equity of the Parent Guarantor and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, after appropriate deduction for any minority or noncontrolling interests in subsidiaries.

“Notes” has the meaning set forth in Section 2.1(a).

“Original Issue Date” means, with respect to any Notes, the first date on which such Notes are issued.

“Permitted Holder” means any of the following: (i) any of KIA TP Holdings, L.P., KEP TP Holdings, L.P., Pine Brook LVR, L.P. or any Loeb Affiliate; (ii) any Founder (as defined in the Parent Guarantor’s bye-laws); (iii) any of the Management Investors and their respective Affiliates; (iv) any investment fund or vehicle managed, sponsored or advised by any of the foregoing or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (v) any limited or general partners of, or other investors in, any of the foregoing or any Affiliate thereof, or any such investment fund or vehicle; (vi) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of securities of the Parent Guarantor or any of its Subsidiaries; and (vii) any group (as that term is used in Section 13(d)(3) of the Exchange Act) of which any of the foregoing is a part. In addition, any Person whose status as a beneficial owner constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute a Permitted Holder.

“Permitted Subsidiary Transferee” has the meaning set forth in 2.1(j).

“Person” means any individual, corporation, partnership, joint venture, association, limited liability or joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity (including, for purposes of the definitions of “Change of Control” and “Permitted Holder,” any person or group (as those terms are used in Section 13(d)(3) of the Exchange Act)).

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company or the Parent Guarantor.

“Rating Agency” means each of A.M. Best, Moody’s, S&P and Fitch, and any other nationally recognized statistical rating organization (within the meaning of Section 15E of the Exchange Act) rating the Notes at any time.

“Rating Event” means (i) the rating of the Notes is downgraded by at least one gradation (including gradations within rating categories as well as between rating categories, but not including ratings outlook changes) by at least two Rating Agencies (or, if only one Rating Agency is rating the Notes at any time, such Rating Agency), and (ii) as a result of such downgrade, such Notes cease to be rated investment grade by such downgrading Rating Agencies (or Rating Agency), on any date during the period commencing on the date that is 60 days prior to the date of the first public announcement by the Parent Guarantor of the occurrence of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control. Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated. In no event shall the Trustee be charged with monitoring ratings nor shall it be charged with knowledge of a Rating Event.

“Rating Initiation Event” has the meaning set forth in 2.1(d).

“Ratings Termination Event” has the meaning set forth in 2.1(d).

“Redemption Date”, when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Supplemental Indenture.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Supplemental Indenture.

“Reference Treasury Dealer” means (A) Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, or their respective Affiliates that are Primary Treasury Dealers, and their respective successors; provided, however, that if any of the foregoing or their Affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company or the Parent Guarantor shall substitute another Primary Treasury Dealer, and (B) any other Primary Treasury Dealers selected by the Company or the Parent Guarantor.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company or the Parent Guarantor by such Reference Treasury Dealer at 3:30 p.m., New York time, on the third Business Day preceding such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and a division of The McGraw-Hill Companies, Inc., and its successors.

“Specified Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subsidiary Guarantee” has the meaning set forth in 2.1(j).

“Subsidiary Guarantor” has the meaning set forth in 2.1(j).

“Third Point Re USA” means Third Point Reinsurance (USA) Ltd., a Bermuda company licensed as a Class 4 insurer and a direct wholly owned subsidiary of the Company.

“Trade Payables” means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Treasury Rate” means, with respect to any Redemption Date, (x) the weekly average yield to maturity for the week ending on the date that is nearest in time preceding such Redemption Date, as determined on a date that is at least three (3) Business Days prior to such Redemption Date, of U.S. Treasury securities with a nominal constant maturity most nearly equal to the period from such Redemption Date to February 13, 2025 (the “Make-Whole Date”), as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) (including any successor publication, the “Statistical Release”) that has become publicly available at least three (3) Business Days prior to such Redemption Date; provided, however, that (x) if the period from such Redemption Date to the Make-Whole Date is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a nominal constant maturity of one year shall be used, and (y) if the Statistical Release is no longer compiled and published or otherwise made available, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, shall be used.

“Upgrade Event” has the meaning set forth in Section 2.1(d).

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1 Terms of Notes. Pursuant to Sections 301 and 303 of the Base Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities shall be known and designated, as applicable, as the “7.00% Senior Notes due 2025” (the “Notes”) of the Company.

(b) Form and Denominations. The Notes shall be issued only in fully registered form, and the authorized minimum denominations of the Notes shall be $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall initially be issued in the form of one or more Global Securities substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for DTC (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company, and, upon receipt of a Company Order, authenticated by the Trustee. In limited circumstances, the Notes may be represented by notes in certificated form. The Notes shall be denominated in Dollars and payments of principal (and premium, if any) and interest shall be made in Dollars.

(c) Maturity Date. The principal amount of, and all accrued and unpaid interest on, the Notes shall be payable in full on February 13, 2025, or if such day is not a Business Day, the following Business Day (each, the “Maturity Date”).

(d) Interest.

(i) The Notes shall bear interest at a rate of 7.00% per year, and (to the extent that the payment of such interest shall be legally enforceable) at the foregoing rate on any overdue principal. Interest on the Notes shall accrue from and including February 13, 2015 (or the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment) and shall be payable in arrears on February 13 and August 13 of each year, beginning August 13, 2015 (each such date, an “Interest Payment Date”), and at the Maturity Date, until the principal of the Notes is paid or duly provided for or made available for payment. Each interest payment due on an Interest Payment Date or the Maturity Date shall include interest accrued from and including the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment (or, if no interest has been paid, February 13, 2015) to but excluding the next Interest Payment Date or the Maturity Date or any Redemption Date, as the case may be (each, an “Interest Period”). Interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months. If any Interest Payment Date falls on a date that is not a Business Day, such payment of interest (or principal in the case of the final Maturity Date for the Notes) shall be postponed until the next succeeding Business Day, but no interest or other amount shall be paid as a result of any such postponement, and such payment shall have the same force and effect as if made on the scheduled Interest Payment Date.

(ii) Adjustments to Interest—Capitalization Ratio.

(A) If, as of the end of any fiscal quarter, as calculated when the complete financial statements with respect to such fiscal quarter are first publicly disclosed by the Parent Guarantor, the ratio of Consolidated Total Long-Term Indebtedness to Capitalization is greater than 0.30:1.00 (a “Capitalization Ratio Triggering Event”), then the annual interest rate payable on the Notes immediately preceding such Capitalization Ratio Triggering Event shall be increased by 1.00%. Such increase in the annual interest rate payable on the Notes shall take effect beginning on the first Business Day following the date of such Capitalization Ratio Triggering Event.

(B) If, as of the end of any fiscal quarter following a Capitalization Ratio Triggering Event, as calculated when the complete financial statements with respect to such fiscal quarter are first publicly disclosed by the Parent Guarantor, the ratio of Consolidated Total Long-Term Indebtedness to Capitalization decreases to less than 0.30:1.00 (a “Capitalization Ratio Decrease Event”), then the annual interest rate payable on the Notes immediately preceding such Capitalization Ratio Decrease Event shall be decreased by 1.00%. Such decrease in the annual interest rate payable on the Notes shall take effect beginning on the first Business Day following the date of such Capitalization Ratio Decrease Event.

(C) Notwithstanding anything to the contrary in this Section 2.1(d)(ii), in no event shall the total amount of the increase in the annual interest rate payable on the Notes exceed 1.00% with respect to all Capitalization Ratio Triggering Events. For the avoidance of doubt, no annual interest rate increase or decrease attributable to a Capitalization Ratio Triggering Event or Capitalization Ratio Decrease Event shall have any effect on interest that shall have accrued on the Notes to and including the date of such Capitalization Ratio Triggering Event or Capitalization Ratio Decrease Event or have any other retroactive effect.

(iii) Adjustments to Interest—Changes in Ratings.

(A) If (w) the rating of the Notes by A.M. Best (or, in the event that any other Rating Agency has assigned a rating to the Notes, such other Rating Agency) is decreased to, or (x) a Rating Agency initiates a rating at, in each case, a rating set forth on Schedule I (each such event, a “Downgrade Event”), the annual interest rate payable on the Notes immediately preceding such Downgrade Event shall increase to a new annual interest rate equal to the sum of (y) the annual interest rate payable on the Notes on the Original Issue Date plus (z) the additional interest rate percentage set forth opposite such rating set forth on Schedule I that is in effect immediately following such Downgrade Event.

(B) If any Rating Agency, including A.M. Best, that has assigned a rating to the Notes subsequently increases its rating to any of the threshold ratings set forth on Schedule I (each such event, an “Upgrade Event”), the annual interest rate payable on the Notes immediately preceding such Upgrade Event shall decrease to a new annual interest rate equal to the sum of (a) the annual interest rate payable on the Notes on the Original Issue Date plus (b) the additional interest rate percentage set forth opposite such rating set forth on Schedule I that is in effect immediately following such Upgrade Event.

(C) If all Rating Agencies cease to provide a rating on the Notes (a “Ratings Termination Event”), the annual interest rate payable on the Notes immediately preceding such Ratings Termination Event shall increase to, or remain at, as the case may be, a new annual interest rate equal to the sum of (a) the annual interest rate payable on the Notes on the Original Issue Date plus (b) 2.00%.

(D) If, following a Ratings Termination Event, any Rating Agency initiates a rating at a rating set forth on Schedule I (a “Rating Initiation Event”), the annual interest rate payable on the Notes immediately preceding such Rating Initiation Event shall decrease to, or remain at, as the case may be, a new annual interest rate equal to the sum of (a) the annual interest rate payable on the Notes on the Original Issue Date plus (b) the additional interest rate percentage set forth opposite such rating set forth on Schedule I that is in effect immediately following such Rating Initiation Event.

(E) If, at any time, one or more Rating Agencies initiates a rating at a rating set forth on Schedule I, such that there is more than one Rating Agency then rating the Notes following such initiation, the additional interest rate percentage corresponding to each such additional rating then assigned to the Notes, and the amount of each such adjustment to the annual interest rate payable on the Notes pursuant to this Section 2.1(d)(iii) thereafter for so long as more than one Rating Agency is then rating the Notes, shall be equal to half the additional interest rate percentage set forth on Schedule I, effective as of the Business Day following the public announcement of such initiation.

(F) Notwithstanding anything to the contrary in this Section 2.1(d)(iii), in no event shall the total additional interest rate percentage applicable to the annual interest rate payable on the Notes attributable to one or more Downgrade Events exceed 2.00% in the aggregate. For the avoidance of doubt, in no event shall the annual interest rate payable on the Notes be reduced to less than the annual interest rate payable on the Notes on the Original Issue Date.

(G) Each adjustment required by this Section 2.1(d)(iii), whether occasioned by the action of A.M. Best or any other Rating Agency, shall be made independently of, but shall be cumulative with, any and all other such adjustments. Each adjustment required by this Section 2.1(d)(iii) shall take effect as of the first Business Day following the public announcement of the event that triggers such adjustment. Except in the event of a Ratings Termination Event (as defined above), no adjustments in the annual interest rate payable on the Notes shall be made solely as a result of any Rating Agency ceasing to provide a rating of the Notes. For the avoidance of doubt, no annual interest rate increase or decrease attributable to this Section 2.1(d)(iii) shall have any effect on interest that shall have accrued on the Notes to and including the date of the event that triggers such adjustment or have any other retroactive effect.

(iv) The Company shall provide to the Trustee notice of adjustments to the annual interest rate payable on the Notes reasonably promptly and in accordance with Section 105 of the Base Indenture.

(e) To Whom Interest is Payable. Interest on each Interest Payment Date shall be payable to the Person in whose name the Notes are registered at the close of business on the regular record date for such Interest Payment Date, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”); provided, however, that interest due on the Maturity Date or any Redemption Date (in each case, whether or not an Interest Payment Date) shall be paid to the Person to whom principal of such Notes is payable (subject to the rights of Holders on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding such Maturity Date or Redemption Date).

(f) Aggregate Principal Amount. The aggregate principal amount of the Notes that may be authenticated and delivered and Outstanding under the Indenture is not limited. The aggregate principal amount of the Notes shall initially be $115,000,000.00. The Company may from time to time, without the consent of the Holders, create and issue additional Securities having the same terms and conditions as the Notes in all respects or in all respects except for the Original Issue Date, issuance price, first date on which interest accrues and the first Interest Payment Date. Additional Securities issued in this manner shall be consolidated with, and shall form a single series with, the Notes, including for purposes of voting and redemptions, unless otherwise specified for such additional Securities in an applicable supplemental indenture, or otherwise designated by the Company, as contemplated by Section 301 of the Base Indenture. The Company shall use a separate “CUSIP” number for any such additional Notes that (a) are not part of the same issue as the Notes within the meaning of U.S. Treasury Regulations sections 1.1275-1(f) and 1.1275-2(k) and (b) have, for purposes of U.S. federal income taxation, more than a de minimis amount of original issue discount as of their Original Issue Date of such additional Notes. Any such additional Notes shall, together with the Outstanding Notes, constitute a single series of Securities under the Indenture.

(g) Sinking Fund; Holder Repurchase Right. The Notes shall not be subject to any sinking fund, amortization or analogous provision or be redeemable at the option of the Holders.

(h) Forms. The Notes shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(i) Security Registrar, Paying Agent and Place of Payment. The Company hereby appoints The Bank of New York Mellon as Security Registrar and Paying Agent with respect to the Notes. The Notes may be surrendered for registration of transfer and for exchange at the Corporate Trust Office of the Trustee or at any other office or agency maintained by the Company or the Parent Guarantor for such purpose. The Corporate Trust Office of the Trustee shall be the Place of Payment for the Notes and the place where notices and demands to or upon the Company or the Parent Guarantor in respect of the Notes may be made.

(j) Guarantee.

(i) Parent Guarantee.

The Notes shall be fully and unconditionally guaranteed by the Parent Guarantor and, except in the circumstances set forth in Section 2.1(j)(ii), no other Subsidiary of the Parent Guarantor.

(ii) Subsidiary Guarantee.

(A) In the event that Third Point Re USA becomes, and for so long as Third Point Re USA remains, a Subsidiary of any Subsidiary of the Parent Guarantor other than the Company (each such Subsidiary of the Parent Guarantor, a “Permitted Subsidiary Transferee”), within 30 days of any such transaction, the Parent Guarantor shall cause each such Permitted Subsidiary Transferee to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which each such Permitted Subsidiary Transferee (each, a “Subsidiary Guarantor”) shall fully and unconditionally guarantee all payments on the Notes (each, a “Subsidiary Guarantee”), subject to automatic release in accordance with clause (B) below; provided that no Subsidiary of the Parent Guarantor that is a direct or indirect parent company of the Company shall be required to guarantee the Notes at any time at which and for so long as Third Point Re USA is a Subsidiary of the Company.

(B) Notwithstanding the foregoing, any Subsidiary Guarantor shall automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect:

(1) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of such Subsidiary Guarantor or any interest therein,

(2) upon the merger or consolidation of such Subsidiary Guarantor with and into the Parent Guarantor, the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Parent Guarantor, the Company or another Subsidiary Guarantor,

(3) upon the completion of any transaction, or other occurrence, following which Third Point Re USA is no longer a Subsidiary of such Subsidiary Guarantor,

(4) upon defeasance or covenant defeasance of the Company’s and the Parent Guarantor’s obligations, or satisfaction and discharge of the Indenture, or

(5) subject to certain limitations, upon payment in full of the aggregate principal amount of all Notes then Outstanding and all other obligations of the Subsidiary Guarantor then due and owing with respect to the Notes.

(C) Upon any occurrence set forth in clause (B) above, the Trustee shall, at the Company’s expense, execute any documents reasonably requested by the Company or the Parent Guarantor in order to evidence such release, discharge and termination in respect of the applicable Subsidiary Guarantee.

(D) The obligations of any Subsidiary Guarantor shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

(k) Event of Default. For the benefit of the Holders of the Notes, and as contemplated by Section 501(6) of the Base Indenture, a new Event of Default shall be added to Section 501 of the Base Indenture as follows:

“failure of any Subsidiary Guarantor to pay the principal on any mortgage, agreement or other instrument under which there is issued or by which there is secured or evidenced any Long-Term Indebtedness (other than a default under the Indenture, any Indebtedness owed to the Parent Guarantor or a Subsidiary of the Parent Guarantor, or any non-recourse Indebtedness) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Long-Term Indebtedness so unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent; provided that no default or Event of Default shall be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 30 days after receipt of written notice from the Trustee or from the holders of at least 25% in aggregate principal amount of the Outstanding Notes affected thereby;”

Section 2.2 Optional Redemption.

(a) The provisions of Article 11 of the Base Indenture shall apply to the Notes; provided that the Redemption Price shall be determined in accordance with Section 2.2(b).

(b) At any time and from time to time prior to the Maturity Date, either the Company or the Parent Guarantor may redeem the Notes in whole or in part, at its option, for cash, at a Redemption Price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) an amount equal to the sum of the present values of each of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (not including any portion of the payments of interest accrued to, but not including, such Redemption Date), each discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50%, or 50 basis points; plus, in the case of each of clause (i) and (ii), accrued and unpaid interest, if any, on the principal amount of the Notes to be redeemed to, but not including, such Redemption Date (subject to the rights of Holders on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding such Redemption Date); provided, however, that in the event the Redemption Date for any Note falls on a day that is not a Business Day, then the related payments of principal and interest may be made on the next succeeding date that is a Business Day (and no additional interest shall accumulate on the amount payable for the period from and after the Redemption Date for such Note unless both the Company and the Parent Guarantor default in the payment of such interest); and provided, further, that the principal amount of any Note remaining Outstanding after a redemption in part shall be $2,000 or any integral multiple of $1,000 in excess thereof.

(c) Notice of any redemption may be subject to one or more conditions precedent.

Section 2.3 Limitation on Liens.

For the benefit of the Holders of the Notes, a new Section 1008 shall be added to the Base Indenture as follows:

“Section 1008. Limitation on Liens.

(a) So long as any Securities are Outstanding and except in a transaction otherwise governed or permitted by this Indenture, the Company shall not, and shall not cause or permit any of its Subsidiaries to, create, assume, incur or guarantee any Indebtedness for money borrowed that is secured by a pledge, mortgage or other lien (collectively, a “Lien”) on any voting securities or profit participating equity interests of Third Point Reinsurance (USA) Ltd., a Bermuda company licensed as a Class 4 insurer and a wholly owned Subsidiary of the Company (“Third Point Re USA”), or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or substantially all of the business of Third Point Re USA, without providing that the Securities (together with, in the Company’s sole discretion, any other Indebtedness of, or guarantee by, the Company ranking equally with the Securities and existing as of the date hereof or thereafter created) shall be secured equally and ratably with or prior to all other Indebtedness for money borrowed secured by such pledge, mortgage or other Lien on the voting securities or profit participating equity interests of Third Point Re USA or such entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or substantially all of the business of Third Point Re USA. This covenant shall not limit the Company’s ability or the ability of its Subsidiaries to incur Indebtedness or other obligations secured by Liens on assets other than the voting securities or profit participating equity interests of Third Point Re USA or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or substantially all of the business of Third Point Re USA.

(b) Notwithstanding the foregoing, the Company may incur Liens, and Indebtedness or other obligations secured by Liens, on the voting securities or profit participating equity interests of Third Point

Re USA or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or substantially all of the business of Third Point Re USA without securing the Securities if such Liens arise because of:

(i) claims against any such entity for taxes or assessments or other governmental charges or levies that are not then due and delinquent, that such entity is contesting in good faith, or that are for less than $50.0 million;

(ii) litigation or legal proceedings that any such entity is contesting in good faith or that involve claims against such entity for less than $50.0 million;

(iii) deposits to secure, or in place of, any surety, stay, appeal or customs bonds;

(iv) ordinary conduct of business or the ownership of properties and assets, including Liens incurred in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits (provided that such Liens (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit and (ii) do not in the aggregate materially detract from the present value of the voting securities or profit participating equity interests subject to such liens); or

(v) any other reason, if securing Indebtedness or other obligations that in the aggregate, at any one time outstanding, do not exceed $50.0 million at the time of incurrence of such Indebtedness or other obligations.

(c) Any Lien that is granted to secure the Securities under this Section 1008 shall be automatically and unconditionally released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the obligations secured by such Lien) that gave rise to the obligation to secure the Securities hereunder.”

Section 2.4 Offer to Repurchase Upon a Change of Control Triggering Event.

(a)

(i) Upon the occurrence of a Change of Control Triggering Event, unless either the Company or the Parent Guarantor has exercised their right to redeem the Notes pursuant to Section 2.2, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described in this Section 2.4 (the “Change of Control Offer”). Any exercise by a Holder of its election to accept a Change of Control Offer shall be irrevocable.

(ii) In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes purchased plus accrued and unpaid interest, if any, on the Notes to be purchased, to but excluding the Change of Control Payment Date (as defined below), subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding such Change of Control Payment Date.

(iii) Unless either the Company or the Parent Guarantor has exercised their right to redeem the Notes pursuant to Section 2.2, within 30 days following the date upon which a Change of Control Triggering Event has occurred, or, at the Company’s option, prior to the date of consummation of any Change of Control but after the public announcement of such pending Change of Control, the Company shall transmit a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Any notice transmitted pursuant to this Section 2.4(a) shall state (x) the purchase date, which shall be no earlier than 20 Business Days nor later than 60 days from the date such notice is sent, other than as may be required by law or in the event the purchase date is delayed as provided in the following clause (y) (the “Change of Control Payment Date”), and (y) if sent prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date and that the purchase date may, in the Company’s discretion, be delayed until such time as the Change of Control has occurred.

(b) If Holders of not less than 90% in aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in Section 2.4(e), purchases all of the Notes validly tendered and not withdrawn by such Holders, then the Company or such third party shall have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all Notes that remain Outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of such purchase.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly tendered.

(d) The Change of Control Offer may be accepted for less than the entire principal amount of a Note, but in that event the principal amount of such Note remaining Outstanding after purchase must be equal to $2,000 or an integral multiple of $1,000 in excess thereof. The Paying Agent shall promptly deliver to each Holder of Notes properly tendered the purchase price for such Notes, and, upon receipt of a Company Order from the Company, the Trustee shall promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered (provided that each such new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof).

(e) The Company shall not be required to make a Change of Control Offer if a third party, including the Parent Guarantor, makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered under its offer.

(f) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.4, the Company shall comply with the applicable securities laws and regulations and, notwithstanding any such conflict, the Company shall not be deemed to have breached its obligations under this Section 2.4 by virtue of such compliance.

ARTICLE III

MISCELLANEOUS

Section 3.1 Relationship to Existing Base Indenture. The Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Base Indenture, as supplemented and amended through this Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Base Indenture, as supplemented and amended through this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 3.2 Modification of the Existing Base Indenture. Except as expressly modified through this Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 3.3 Governing Law. This instrument shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 3.4 Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.5 Makes No Representation. The recitals contained herein are made by the Company and the Parent Guarantor and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture (except for its execution thereof and its certificates of authentication of the Notes).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

Third Point Re (USA) Holdings Inc.,
as Issuer

By:	/s/ Christopher S. Coleman
Name:	Christopher S. Coleman
Title:	Vice President, Treasurer and Chief Financial Officer

Third Point Reinsurance Ltd., as Parent Guarantor

By:	/s/ J. Robert Bredahl
Name:	J. Robert Bredahl
Title:	President and Chief Operating Officer

By:	/s/ Christopher S. Coleman
Name:	Christopher S. Coleman
Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

The Bank of New York Mellon,
as Trustee

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

[Signature Page to First Supplemental Indenture]

Annex A

[attached]

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR SUCH NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Third Point Re (USA) Holdings Inc.

7.00% Senior Note due 2025

No. R-1	$115,000,000.00
CUSIP NO. 88428L AA0	February 13, 2015
ISIN NO. US88428LAA08

Third Point Re (USA) Holdings Inc., a Delaware corporation (the “Company”, which term includes any successor in interest under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of One Hundred Fifteen Million U.S. Dollars (U.S. $115,000,000.00) on February 13, 2025 (the “Maturity Date”) and to pay interest thereon at a rate of 7.00% per year (subject to adjustment from time to time in accordance with the terms of the Indenture hereinafter referred to), accruing from and including February 13, 2015 (or the most recent Interest Payment Date to which interest has been paid or made available for payment), payable in arrears on February 13 and August 13 of each year, beginning August 13, 2015 (each such date, an “Interest Payment Date”), and at the Maturity Date, until the principal hereof is paid or duly provided for or made available for payment, and (to the extent that the payment of such interest shall be legally enforceable) at the foregoing rate on any overdue principal.

Each interest payment due on an Interest Payment Date or the Maturity Date will include interest accrued from and including the most recent Interest Payment Date to which interest on the Notes has been paid or made available for payment (or, if no interest has been paid, February 13, 2015) to but excluding the next Interest Payment Date or the Maturity Date or any Redemption Date, as the case may be (each, an “Interest Period”). Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date falls on a date that is not a Business Day, such payment of interest (or principal in the case of the final Maturity Date for the Notes) will be postponed until the next succeeding Business Day, but no interest or other amount will be paid as a result of any such postponement, and such payment will have the same force and effect as if made on the scheduled Interest Payment Date.

Interest on each Interest Payment Date shall be payable to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the regular record date for such Interest Payment Date, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”); provided that interest due on the Maturity Date or any Redemption Date (in each case, whether or not an Interest Payment Date) will be paid to the Person to whom principal of this Note (or one or more Predecessor Securities) is payable (subject to the rights of the registered Holder on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding such Maturity Date or Redemption Date). Any such interest not so timely paid or duly provided for will forthwith cease to be payable to the registered Holder on the relevant Regular Record Date entitled to such interest by virtue of having been such Holder, and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of (and premium, if any, on) and/or interest on this Note shall be made at the Corporate Trust Office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. An installment of principal or interest shall be considered paid on the date it is due if the Trustee or Paying Agent has received at or prior to 12:00 p.m. New York City time on that date money designated for and sufficient to pay such installment and is not prohibited from paying such money to the Holders pursuant to the terms of this Indenture. At the option of the Company or the Guarantor, payment of any such installment may be made through the Paying Agent by wire transfer of immediately available funds to the account designated to the Company and the Guarantor by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture. Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[The remainder of this page is intentionally left blank.]

The Company caused this instrument to be duly executed on the date set forth below.

Third Point Re (USA) Holdings Inc.,
as Issuer

By:
Name:
Title:

Date:

Certificate of Authentication

This is one of the Securities of the series designated therein issued under the within mentioned Indenture.

The Bank of New York Mellon,
as Trustee

By:
its Authorized Signatory

Date:

(REVERSE OF NOTE)

This Note is one of a duly authorized issuance of securities of the Company designated as its 7.00% Senior Notes due 2025 (the “Notes”), issued and to be issued in one or more series under a Senior Indenture, dated as of February 13, 2015 (the “Base Indenture”), among the Company, Third Point Reinsurance Ltd., a Bermuda exempted company (the “Guarantor”), and The Bank of New York Mellon, as Trustee (the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture dated as of February 13, 2015, among the Company, the Guarantor and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Reference is hereby made to the Indenture (and all indentures from time to time supplemental thereto) for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Securities are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.

This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $115,000,000.00. The Company may at any time issue other debt securities under the Indenture in unlimited amounts, including debt securities having the same terms as the Notes (except as otherwise provided in the Indenture) so that such additional securities shall be consolidated with the Notes, including for purposes of voting and redemption; provided, however, that the Company shall use a separate CUSIP for any such additional Notes that (a) are not part of the same issue as the Notes within the meaning of U.S. Treasury Regulations sections 1.1275-1(f) and 1.1275-2(k) and (b) have, for purposes of U.S. federal income taxation, more than a de minimis amount of original issue discount as of the Original Issue Date of such additional Notes. Any such additional Notes shall, together with the Outstanding Notes, constitute a single series of Securities under the Indenture.

Optional Redemption of Notes

At any time and from time to time prior to the Maturity Date, either the Company or the Guarantor may, at its option, redeem the Notes of this series in whole or in part at any time and from time to time as provided in the Indenture.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof; provided that the principal amount of any such Note remaining Outstanding after a redemption in part shall be $2,000 or any integral multiple of $1,000 in excess thereof.

On the Redemption Date, the Notes to be redeemed will become due and payable and, unless both the Company and the Guarantor default in their respective obligations with respect to payment of the Redemption Price, from and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. In the event the Redemption Date for any Note falls on a day that is not a Business Day, then the related payments of principal and interest may be made on the next succeeding date that is a Business Day (and no additional interest will accumulate on the amount payable for the period from and after the Redemption Date for such Note unless both the Company and the Guarantor default in the payment of such interest). On or prior to any Redemption Date, the Company or the Guarantor is required to deposit with a Paying Agent funds sufficient to pay the Redemption Price of and accrued and unpaid interest on the Notes to be redeemed on such Redemption Date. If the Company or the Guarantor is redeeming less than all the Notes, the Trustee must select the Notes to be redeemed by such method as the Trustee in its sole discretion deems fair and appropriate, subject to the procedures of the Depositary.

Offer to Repurchase Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless either the Company or the Guarantor has exercised their right to redeem the Notes in accordance with their terms, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to a Change of Control Offer, as provided in the Indenture. Any exercise by a Holder of its election to accept a Change of Control Offer shall be irrevocable.

In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes purchased plus accrued and unpaid interest, if any, on the Notes to be purchased, to but excluding the Change of Control Payment Date (subject to the rights of Holders on the relevant Regular Record Date to receive interest due on any Interest Payment Date preceding such Change of Control Payment Date). The Change of Control Offer may be accepted for less than the entire principal amount of a Note, but in that event the principal amount of such Note remaining Outstanding after purchase must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

General Terms

The Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire Indebtedness of this Note and certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture or the Notes of any series thereunder may be amended or supplemented, and compliance by the Company and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences may be waived, in each case as provided in the Indenture.

The Notes shall not be subject to any sinking fund, amortization or analogous provision or be redeemable at the option of the Holders.

As provided in and subject to the provisions of the Indenture, the Holder of this Note may pursue a remedy with respect to the Indenture or this Note only if (i) the Holder gives to the Trustee written notice of a continuing Event of Default with respect to the Notes of this series; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes of this series make a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 60 days after receipt of the notice, request and offer of indemnity or security has failed to institute any such proceeding; and (v) during such 60-day period the Holders of a majority in aggregate principal amount of the Outstanding Notes have not given the Trustee a direction inconsistent with the request (as determined by the Trustee in its reasonable discretion). The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any interest hereon on or after the respective Stated Maturities expressed herein or, in the case of redemption, the applicable Redemption Date.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company or the Guarantor, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and any interest on this Note at the times, place and rate, and in the currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company or the Guarantor in any Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, the Guarantor and the Security Registrar duly executed by, the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new Note or Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, upon surrender for registration of transfer of this Note at the office or agency of the Company or otherwise in a Place of Payment, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same series of any authorized denominations and of a like tenor and aggregate principal amount, of the same Original Issue Date and Stated Maturity and having the same terms.

No service charge shall be made to a Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Except as otherwise provided in the Indenture, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

*    *    *

Option of Holder to Elect Purchase

If you wish to have this Note purchased by the Company pursuant to Section 2.4 of the Supplemental Indenture, check the box:

[    ]

If you wish to have a portion of this Note purchased by the Company pursuant to Section 2.4 of the Supplemental Indenture, state the amount (in principal amount) below:

$

Date:

By:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

*    *    *

Schedule I

Ratings

A.M. Best Rating	Fitch Rating	Moody’s Rating	S&P Rating	Additional Interest Rate Percentage

bbb- or higher	BBB- or higher	Baa3 or higher	BBB- or higher	0.00%
bb+	BB+	Ba1	BB+	0.50%
bb	BB	Ba2	BB	1.00%
bb-	BB-	Ba3	BB-	1.50%
b+ or lower	B+ or lower	B1 or lower	B+ or lower	2.00%